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                                                                    EXHIBIT 99.1

[Transocean Sedco Forex Inc. Logo]


Transocean Sedco Forex Inc. Announces Pricing of Convertible Debentures Offering

HOUSTON--(BUSINESS WIRE)--May 8, 2001--Transocean Sedco Forex Inc. (NYSE:RIG) today announced a public offering of 20-year convertible debentures, which was priced today with an interest rate of 1.5% and a 42% conversion premium to yesterday's closing price of the ordinary shares of Transocean Sedco Forex on the New York Stock Exchange of $50.80. The offering, which will be underwritten by Credit Suisse First Boston, will result in gross proceeds to Transocean Sedco Forex of $400 million and is expected to close on Friday, May 11, 2001.

Transocean Sedco Forex will have the right to redeem the convertible debentures after five years, and a debenture holder will have the right to require Transocean Sedco Forex to repurchase the debentures after five, ten and fifteen years. The redemption or repurchase price will be equal to 100% of the principal amount plus accrued interest to the date of redemption or repurchase. Transocean Sedco Forex will pay the redemption price in cash and may pay the repurchase price with either cash or Transocean Sedco Forex ordinary shares. The debentures are convertible into Transocean Sedco Forex ordinary shares at a fixed ratio of
13.8627 shares per debenture if the closing price of Transocean Sedco Forex' ordinary shares on the New York Stock Exchange exceeds specified levels or if Transocean Sedco Forex takes certain corporate actions, such as redemption of the convertible debentures, specified mergers and extraordinary dividends.

Transocean Sedco Forex intends to use the net proceeds from the offering to provide a portion of the funding for the redemption by its subsidiary, Cliffs Drilling Company, of its 10.25% Senior Notes due 2003, to repay all or a portion of its outstanding commercial paper indebtedness and for general corporate purposes.

This press release does not constitute an offer of the convertible debentures or any other securities for sale. A written prospectus for this offering will be available from:

The Prospectus Department

Credit Suisse First Boston

11 Madison Avenue

New York, NY 10010

Phone: 212-325-2580

The statements regarding the timing, amounts, use of proceeds and other aspects of the offering are forward-looking statements that involve certain assumptions. These include, but are not limited to, market conditions, customary offering closing conditions, the company's results of operations and other factors detailed in the
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company's filing with the Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Sedco Forex Inc. is an offshore drilling contractor specializing in technically demanding segments of the offshore drilling business, including deepwater and harsh environment drilling services.

CONTACT:

Transocean Sedco Forex Inc., Houston

Analyst Contact:

Jeffrey L. Chastain, 713/232-7551

or

Media Contact:

Guy A. Cantwell, 713/232-7647